HNI Corporation 600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, hnicorp.com
News Release

HNI CORPORATION REPORTS SECOND QUARTER 2025 RESULTS
Earnings and revenue grow year-over-year; 2025 outlook improves modestly
•Volume growth drove strong year-over-year earnings improvement
•GAAP diluted EPS $1.02 (+36% YoY) / non-GAAP diluted EPS $1.11 (+41% YoY)
•Q2 GAAP operating margin 10.2%; non-GAAP operating margin 11.0% reaches highest Q2 level on record
•Elevated earnings growth visibility remains through 2026 from initiatives already underway
•Volume growth anticipated for full year 2025 in both segments

MUSCATINE, Iowa (July 24, 2025) – HNI Corporation (NYSE: HNI) today announced net sales of $667.1 million and net income of $48.2 million for the second quarter ended June 28, 2025.
Highlights
•Strong second quarter results—revenue, margins, and earnings. On a year-over-year basis in the second quarter, total net sales increased seven percent and organic net sales increased nearly eight percent. Consolidated operating margin expanded 160 basis points on a GAAP basis and 200 basis points on a non-GAAP basis versus the second quarter of 2024. The improvement was driven by volume growth, profit transformation initiatives, and synergy benefits. Non-GAAP to GAAP reconciliations follow the financial statements in this release.
•Elevated earnings visibility through 2026. The Corporation continues to realize significant savings from the Kimball International (“KII”) acquisition synergies and from the ramp-up of its Mexico facility. These two initiatives contributed approximately $0.24 of EPS benefit in the first half of 2025 and are expected to contribute an additional $0.50 to $0.60 of EPS over the next 18 months.
•Recent demand activity continues to support the Corporation’s outlook for net sales growth in 2025. Workplace Furnishings contract orders were up five percent year-over-year. This excludes hospitality, which saw a significant tariff-related demand pause during the second quarter of 2025. Total Workplace Furnishings segment orders grew one percent year-over-year organically, while quarter-ending backlog was up five percent versus the same period of 2024. Second quarter Residential Building Products segment orders declined slightly compared to the prior year following some pull-forward activity late in the first quarter of 2025. Order patterns improved through the second quarter as the pull-forward impact abated.
•Strong balance sheet. Gross debt leverage at the end of the second quarter was 1.4x, as calculated in accordance with the Corporation’s debt agreements. The Corporation continued to deploy cash flow through nearly $40 million of stock repurchase activity in the second quarter, while maintaining its longstanding quarterly dividend.

“Our members delivered another excellent quarter, despite ongoing tariff-driven volatility. The strength of our strategies, the benefits of our diversified revenue streams, and the merits of our customer-first business model continue to deliver strong shareholder value.
“In the Workplace Furnishings segment, organic net sales increased more than eight percent year-over-year, fueled by growth across all major brands. This includes a return to growth in our brands focused on small-and-medium sized businesses and noteworthy strength in our contract brands. Second quarter orders increased year-on-year and quarter-ending backlog levels are up versus the same period of 2024, including the impact of some pull-forward activity ahead of announced pricing actions. We continue to expect year-over-year revenue growth in the segment over the remainder of 2025. Second quarter results benefited from solid volume growth, our profit transformation efforts, and recognition of KII synergies—driving solid year-over-year profit margin expansion, with GAAP and non-GAAP segment operating profit margin at 12.8 percent and 13.1 percent respectively. We continue to expect margin expansion in 2025, while we remain focused on our investments aimed at driving growth in this segment.
“In Residential Building Products, net sales growth exceeded five percent and segment operating profit margin expanded 190 basis points year-over-year in the quarter. New construction was up more than four percent and remodel-retrofit grew over seven percent, both on a year-over-year basis. We delivered this top line growth in the face of continued challenging housing market dynamics. Despite expectations of ongoing housing uncertainty, we remain encouraged about the long-term opportunities tied to the broader housing market. The strength of our market-leading positions and operating model support our expectations of continued revenue and profit growth in the back half of 2025 as we continue to invest to drive future growth.
“Our second quarter revenue growth and profit improvement demonstrate the strength of our strategies and our ability to manage through varying macroeconomic conditions, while remaining focused on investing for the future. We expect strong results to continue, driven by our margin expansion efforts and continued volume growth,” stated Jeff Lorenger, Chairman, President, and Chief Executive Officer.

HNI Corporation – Second Quarter Financial Performance
(Dollars in millions, except per share data)
	Three Months Ended
	June 28, 2025	June 29, 2024	Change
GAAP
Net Sales	$667.1	$623.7	7.0%
Gross Profit %	42.9%	41.9%	100	bps
SG&A %	32.3%	33.0%	-70	bps
Restructuring, Impairment, and Loss on Divestiture %	0.4%	0.3%	10	bps
Operating Income	$68.2	$53.4	27.6%
Operating Income %	10.2%	8.6%	160	bps
Effective Tax Rate	22.2%	21.7%
Net Income %	7.2%	5.8%	140	bps
EPS – diluted	$1.02	$0.75	36.0%

Non-GAAP
Gross Profit %	42.9%	42.0%	90	bps
Operating Income	$73.4	$55.9	31.2%
Operating Income %	11.0%	9.0%	200	bps
Effective Tax Rate	22.2%	21.7%
EPS – diluted	$1.11	$0.79	40.5%

HNI Corporation — Second Quarter Summary Comments
•Consolidated net sales increased 7.0 percent from the prior-year quarter to $667.1 million, driven by strong volume growth in the workplace furnishings segment and pricing actions in both segments. On an organic basis, net sales increased 7.7 percent year-over-year. The divestiture of HNI India in the second quarter of the current year decreased year-over-year sales by $4.5 million. A reconciliation of organic net sales, a non-GAAP measure, to net sales follows the financial statements in this release.
•Gross profit margin expanded 100 basis points compared to the prior-year quarter. This increase was driven by improved net productivity, partially offset by unfavorable price-cost.
•Selling, general, and administrative expenses as a percentage of net sales decreased 70 basis points compared to the prior-year quarter. The decrease was driven by higher net sales, partially offset by $2.7 million to settle a previously frozen pension plan, and wage inflation.
•Restructuring, impairments, and loss on divestiture charges of $2.5 million were incurred in the current quarter, primarily related to the Corporation's network optimization program. In the prior-year quarter $2.0 million was incurred primarily in connection with a Workplace Furnishings factory consolidation initiative.
•Net income per diluted share was $1.02 compared to $0.75 in the prior-year quarter. On a non-GAAP basis, net income per diluted share increased to $1.11 from $0.79 in the prior-year quarter, driven by higher net sales volume and improved net productivity, partially offset by unfavorable price-cost.

Workplace Furnishings – Second Quarter Financial Performance
(Dollars in millions)
	Three Months Ended
	June 28, 2025	June 29, 2024	Change
GAAP
Net Sales	$516.0	$480.2	7.4%
Operating Income	$65.8	$54.3	21.1%
Operating Income %	12.8%	11.3%	150	bps

Non-GAAP
Operating Income	$67.7	$56.9	19.0%
Operating Income %	13.1%	11.9%	120	bps

Workplace Furnishings — Second Quarter Summary Comments
•Workplace Furnishings net sales increased 7.4 percent from the prior-year quarter to $516.0 million. On an organic basis, net sales increased 8.5% year-over-year. The divestiture of HNI India in the second quarter of the current year decreased year-over-year sales by $4.5 million.
•Workplace Furnishings operating profit margin of 12.8 percent expanded by 150 basis points versus the prior-year quarter, driven by improved net productivity and higher net sales, partially offset by unfavorable price-cost. On a non-GAAP basis, segment operating profit margin of 13.1 percent expanded 120 basis points year-over-year.

Residential Building Products – Second Quarter Financial Performance
(Dollars in millions)
	Three Months Ended
	June 28, 2025	June 29, 2024	Change
GAAP
Net Sales	$151.1	$143.5	5.3%
Operating Income	$23.7	$19.8	19.9%
Operating Income %	15.7%	13.8%	190	bps

Residential Building Products — Second Quarter Summary Comments
•Residential Building Products net sales increased 5.3 percent from the prior-year quarter to $151.1 million. Remodel-retrofit net sales increased at a higher rate than new construction.
•Residential Building Products operating profit margin of 15.7 percent expanded 190 basis points year-over-year driven by favorable price-cost and higher net productivity, partially offset by unfavorable product mix and higher variable compensation.

Second Quarter Order Rates
•In the Workplace Furnishings segment, orders in the second quarter increased one percent compared to the prior-year period with growth across all major office brands. Orders from contract customers grew at a faster pace than those from small-to-medium-sized businesses. Workplace Furnishings orders, excluding hospitality and the estimated impact of pull-forward activity, increased slightly versus the prior-year period.
•Orders in the Residential Building Products segment decreased two percent compared to the second quarter of 2024, following some pull-forward activity late in the first quarter of 2025. New construction orders outperformed those from the remodel-retrofit channel. Order patterns improved through the second quarter as the impact of pull-forward activity abated.

Outlook
•Third quarter net sales. The Corporation expects third quarter 2025 net sales in Workplace Furnishings to increase at a low-single digit rate year-over-year. In Residential Building Products, third quarter 2025 net sales are also expected to increase at a low-single digit rate compared to the same period in 2024.
•Third quarter non-GAAP diluted earnings per share. Non-GAAP diluted earnings per share in the third quarter of 2025 are expected to increase slightly from 2024 levels. This improvement is expected to be driven by productivity benefits and volume growth, which will be partially offset by increased investment levels and higher incentive comp accruals.
•2025 net sales. In Workplace Furnishings, the Corporation expects year-over-year mid-single-digit net sales growth, excluding the benefit of an extra week in the fourth quarter. Fiscal year 2025 volume expectations move higher. However, the overall segment sales outlook is essentially unchanged driven by lower projected pricing realization; primarily driven by reduced impacts from tariffs. In Residential Building Products, the Corporation’s outlook is improved slightly, with net sales expected to grow at a mid-single digit year-on-year pace, after excluding the benefit of the extra week in the fourth quarter.
•Double-digit EPS growth in 2025 and elevated earnings growth visibility through 2026. The Corporation’s outlook for 2025 earnings increases modestly, with double-digit percent EPS growth expected. In addition to increased profits from volume growth, the Corporation expects KII synergies and the ramp-up of the Mexico facility to continue to drive significant savings. These two initiatives contributed approximately $0.24 of earnings per share benefit in the first half of 2025 and are expected to contribute an additional $0.50 to $0.60 of EPS benefit over the next 18 months. For the full year 2025, the Corporation expects to offset the majority of any tariff-driven pressures.
•Balance sheet. The Corporation’s low leverage and strong cash flow generation will provide substantial capacity for capital deployment. Current priorities for capital deployment are reinvesting in the business, funding dividends, pursuing share buybacks, and exploring M&A opportunities.

Concluding Remarks
“We delivered strong results in the second quarter of 2025, with revenue growth in both segments; and non-GAAP operating margin expanding to the strongest second quarter-level on record. As we look at the full year, our earnings outlook increases modestly, demonstrating the benefits of a stronger-than-expected second quarter, our visibility story, and our ability to manage through changing economic conditions. For the full year 2025, we expect solid mid-single digit revenue growth in both segments, a modestly higher non-GAAP operating margin versus the year-ago period, and double-digit non-GAAP diluted earnings per share growth for the fourth consecutive year. We remain optimistic about the balance of 2025.
“Our members remain focused on driving growth and expanding margins. Our balance sheet is in great shape and our cash flow remains consistent and strong. We will continue to invest for the future with confidence,” concluded Mr. Lorenger.

Conference Call
HNI Corporation will host a conference call on Wednesday, July 24, 2025 at 10:00 a.m. (Central) to discuss second quarter fiscal year 2025 results. To participate, call 1-855-761-5600 – conference ID number 7175411. Both a live webcast and webcast replay will be available on HNI Corporation’s website at https://investors.hnicorp.com/events-and-presentations.

About HNI Corporation
HNI Corporation (NYSE: HNI) has been improving where people live, work, and gather for more than 75 years. HNI is a manufacturer of workplace furnishings and residential building products, operating under two segments. The Workplace Furnishings segment is a leading global designer and provider of commercial furnishings, going to market under multiple unique brands. The Residential Building Products segment is the nation’s leading manufacturer and marketer of hearth products, which include a full array of gas, electric, wood, and pellet-burning fireplaces, inserts, stoves, facings, and accessories. More information can be found on the Corporation’s website at www.hnicorp.com.

Forward-Looking Statements
This release contains "forward-looking" statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933 based on the Corporation's current expectations regarding future plans, events, outlook, objectives, financial performance, and expectations for net sales and earnings per diluted share, including statements regarding future levels of demand, tariff pressures, anticipated macroeconomic conditions, expected differences in seasonality and their effects on the Corporation’s results of operations, the anticipated benefits and cost synergies of the acquisition of Kimball International, and future levels of productivity. Forward-looking statements can be identified by words including “expect,” “believe,” “anticipate,” “estimate,” “may,” “will,” “would,” “could,” “confident,” or other similar words, phrases, or expressions. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Corporation’s actual future results and performance to differ materially from expected results. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results due to the risks and uncertainties described elsewhere in this release and in the Corporation’s filings with the Securities and Exchange Commission, including but not limited to: the Corporation’s ultimate realization of the anticipated benefits of the acquisition of Kimball International; disruptions in the global supply chain; the effects of prolonged periods of inflation and rising interest rates; labor shortages; the levels of office furniture needs and housing starts; overall demand for the Corporation’s products; general economic and market conditions in the United States and internationally; industry and competitive conditions; the consolidation and concentration of the Corporation’s customers; the Corporation’s reliance on its network of independent dealers; change in trade policy, including with respect to tariff levels; changes in raw material, component, or commodity pricing; market acceptance and demand for the Corporation’s new products; changing legal, regulatory, environmental, and healthcare conditions; the risks associated with international operations; the potential impact of product defects; the various restrictions on the Corporation’s financing activities; an inability to protect the Corporation’s intellectual property; cybersecurity threats, including those posed by potential ransomware attacks; impacts of tax legislation; and force majeure events outside the Corporation’s control, including those that may result from the effects of climate change. A description of these risks and uncertainties and additional risks and uncertainties can be found in the Corporation’s annual report on Form 10-K for the year ended December 28, 2024 and subsequent quarterly and current reports filed with the Securities and Exchange Commission on Forms 10-Q and 8-K. The Corporation assumes no obligation to update, amend, or clarify forward-looking statements, except as required by applicable law.

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Comprehensive Income
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
Net sales	$667.1	$623.7	$1,266.8	$1,211.7
Cost of sales	380.9	362.4	742.3	717.5
Gross profit	286.2	261.3	524.6	494.2
Selling and administrative expenses	215.5	205.9	423.1	409.0
Restructuring, impairment, and loss on divestiture	2.5	2.0	8.9	2.1
Operating income	68.2	53.4	92.6	83.1
Interest expense, net	6.1	7.4	11.7	15.1
Income before income taxes	62.0	46.0	80.9	68.0
Income taxes	13.8	10.0	18.8	14.3
Net income	48.3	36.0	62.2	53.7
Less: Net income (loss) attributable to non-controlling interest	0.0	(0.0)	0.0	0.0
Net income attributable to HNI Corporation	$48.2	$36.0	$62.2	$53.7

Average number of common shares outstanding – basic	46.2	47.2	46.6	47.1
Net income attributable to HNI Corporation per common share – basic	$1.04	$0.76	$1.33	$1.14
Average number of common shares outstanding – diluted	47.1	48.2	47.6	48.2
Net income attributable to HNI Corporation per common share – diluted	$1.02	$0.75	$1.31	$1.11

Foreign currency translation adjustments	$6.4	$(0.1)	$6.3	$(0.1)
Change in unrealized gains (losses) on marketable securities, net of tax	0.1	0.0	0.2	(0.0)
Change in pension and post-retirement liability, net of tax	2.0	—	2.0	—
Change in derivative financial instruments, net of tax	(0.1)	0.3	(0.6)	1.7
Other comprehensive income (loss), net of tax	8.4	0.3	7.9	1.7
Comprehensive income	56.7	36.3	70.0	55.4
Less: Comprehensive income (loss) attributable to non-controlling interest	0.0	(0.0)	0.0	0.0
Comprehensive income attributable to HNI Corporation	$56.6	$36.3	$70.0	$55.4

Amounts may not sum due to rounding.

HNI Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	June 28, 2025	December 28, 2024
Assets
Current Assets:
Cash and cash equivalents	$32.0	$22.5
Short-term investments	6.2	6.4
Receivables	292.4	248.4
Allowance for doubtful accounts	(1.7)	(2.0)
Inventories, net	216.5	194.3
Prepaid expenses and other current assets	52.3	54.9
Total Current Assets	597.6	524.5
Property, Plant, and Equipment:
Land and land improvements	56.9	58.5
Buildings	411.8	407.9
Machinery and equipment	664.1	685.9
Construction in progress	29.9	25.9
	1,162.7	1,178.2
Less accumulated depreciation	(647.6)	(648.6)
Net Property, Plant, and Equipment	515.0	529.6
Right-of-use Finance Leases	12.7	14.3
Right-of-use Operating Leases	114.2	121.8
Goodwill and Other Intangible Assets, net	610.6	624.3
Other Assets	61.9	60.7
Total Assets	$1,912.0	$1,875.1
Liabilities and Equity
Current Liabilities:
Accounts payable and accrued expenses	$370.8	$391.2
Current maturities of debt	—	50.3
Current maturities of other long-term obligations	3.1	2.3
Current lease obligations - Finance	4.9	5.6
Current lease obligations - Operating	31.8	28.1
Total Current Liabilities	410.7	477.5
Long-Term Debt	444.4	294.3
Long-Term Lease Obligations - Finance	8.0	8.9
Long-Term Lease Obligations - Operating	98.5	109.6
Other Long-Term Liabilities	74.6	72.9
Deferred Income Taxes	64.8	71.6
Total Liabilities	1,101.0	1,034.7
Equity:
HNI Corporation shareholders’ equity	811.0	840.1
Non-controlling interest	—	0.3
Total Equity	811.0	840.4
Total Liabilities and Equity	$1,912.0	$1,875.1

Amounts may not sum due to rounding.

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Six Months Ended
	June 28, 2025	June 29, 2024
Net Cash Flows From (To) Operating Activities:
Net income	$62.2	$53.7
Non-cash items included in net income:
Depreciation and amortization	50.5	52.8
Other post-retirement and post-employment benefits	0.5	0.5
Stock-based compensation	10.1	11.7
Deferred income taxes	(7.3)	(7.6)
Loss on sale of subsidiary	6.4	—
Other – net	2.8	2.3
Net decrease in cash from operating assets and liabilities	(83.1)	(61.2)
Increase (decrease) in other liabilities	1.6	(5.1)
Net cash flows from (to) operating activities	43.7	47.0

Net Cash Flows From (To) Investing Activities:
Capital expenditures	(30.3)	(27.3)
Capitalized software	(0.9)	(1.4)
Purchase of investments	(1.5)	(1.9)
Sales or maturities of investments	2.3	3.4
Net proceeds from sale of subsidiary	8.5	—
Proceeds from sale of property, plant, and equipment	3.5	0.2
Net cash flows from (to) investing activities	(18.4)	(26.9)

Net Cash Flows From (To) Financing Activities:
Payments of debt	(193.0)	(202.4)
Proceeds from debt	293.0	228.6
Dividends paid	(31.9)	(32.1)
Purchase of HNI Corporation common stock	(79.8)	(13.4)
Proceeds from sales of HNI Corporation common stock	1.8	1.2
Other – net	(6.1)	(2.7)
Net cash flows from (to) financing activities	(15.8)	(20.8)

Net increase (decrease) in cash and cash equivalents	9.5	(0.7)
Cash and cash equivalents at beginning of period	22.5	28.9
Cash and cash equivalents at end of period	$32.0	$28.2

Amounts may not sum due to rounding.

HNI Corporation and Subsidiaries
Reportable Segment Data
(In millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
Net Sales:
Workplace furnishings	$516.0	$480.2	$957.0	$920.0
Residential building products	151.1	143.5	309.8	291.7
Total	$667.1	$623.7	$1,266.8	$1,211.7
Cost of Sales:
Workplace furnishings	$298.4	$281.3	$571.7	$554.1
Residential building products	82.4	81.1	170.6	163.4
Total	$380.9	$362.4	$742.3	$717.5
Selling and Administrative Expenses:
Workplace furnishings	$149.7	$142.6	$293.1	$283.2
Residential building products	45.0	42.6	90.6	87.2
General corporate	20.7	20.7	39.3	38.6
Total	$215.5	$205.9	$423.1	$409.0
Restructuring, Impairment, and Loss on Divestiture:
Workplace furnishings	$2.0	$2.0	$8.4	$2.1
General corporate	0.6	—	0.6	—
Total	$2.5	$2.0	$8.9	$2.1
Operating Income (Loss):
Workplace furnishings	$65.8	$54.3	$83.8	$80.6
Residential building products	23.7	19.8	48.6	41.1
General corporate	(21.3)	(20.7)	(39.9)	(38.6)
Total	$68.2	$53.4	$92.6	$83.1
Interest Expense, Net	6.1	7.4	11.7	15.1
Income Before Income Taxes	$62.0	$46.0	$80.9	$68.0

Depreciation and Amortization Expense:
Workplace furnishings	$16.3	$17.8	$33.4	$35.6
Residential building products	3.7	3.6	7.3	7.1
General corporate	4.9	5.0	9.8	10.1
Total	$25.0	$26.4	$50.5	$52.8
Capital Expenditures (including capitalized software):
Workplace furnishings	$9.9	$12.3	$20.8	$18.4
Residential building products	2.3	1.8	5.5	4.3
General corporate	2.9	3.4	4.9	5.9
Total	$15.0	$17.5	$31.2	$28.7
			As of June 28, 2025	As of December 28, 2024
Identifiable Assets:
Workplace furnishings			$1,333.4	$1,282.6
Residential building products			459.3	465.8
General corporate			119.3	126.7
Total			$1,912.0	$1,875.1
Amounts may not sum due to rounding.

Non-GAAP Financial Measures

This earnings release includes certain non-GAAP financial measures as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of historical non-GAAP financial measures to the most directly comparable historical GAAP measures are included below. This information gives investors additional insights into HNI’s financial performance and operations. While HNI’s management believes the non-GAAP financial measures are useful in evaluating HNI’s operations, this information should be considered supplemental and not in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. In addition, these measures may be different from similarly titled non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, this earnings release contains the following non-GAAP financial measures: non-GAAP gross profit, operating income, operating profit, income taxes, effective tax rate, net income, and net income per diluted share (i.e., EPS). These measures are adjusted from the comparable GAAP measures to exclude the impacts of the selected items as summarized in the tables below. Generally, non-GAAP EPS is calculated using HNI’s overall effective tax rate for the period, as this rate is reflective of the tax applicable to most non-GAAP adjustments. In the current-year quarter, the effective tax rate used to calculate non-GAAP EPS differs from the GAAP effective tax rate due to the impact of the divestiture of HNI India.

The transactions excluded for purposes of non-GAAP financial information included in this earnings release include: restructuring charges recorded to cost of sales comprised of accelerated depreciation, asset disposals, and relocation and new facility setup costs in the Workplace Furnishings segment; costs associated with factory consolidation and network optimization initiatives in the Workplace Furnishings segment; the gain on sale of a manufacturing facility in Workplace Furnishings; the payout to settle a pension plan at corporate; and the loss on sale of the HNI India business in Workplace Furnishings and at corporate.

This earnings release refers to our expectations regarding non-GAAP diluted EPS. The Corporation is unable to provide a reconciliation of this forward-looking non-GAAP measure to future EPS without unreasonable effort due to the uncertainty regarding, and to the potential variability of, many of the costs and expenses that could potentially impact diluted EPS calculated on a GAAP basis. These items include, but are not limited to, impairments, financial impacts from changes in legal, regulatory, and tax requirements, charges related to actions taken to improve future profitability, and the impact of acquisitions and divestitures, if any. These items necessary to reconcile forward-looking non-GAAP diluted EPS to diluted EPS could be material and have a significant impact on the Corporation’s results computed in accordance with GAAP.

HNI Corporation Reconciliation
(Dollars in millions)
	Three Months Ended
	June 28, 2025			June 29, 2024
	Workplace Furnishings	Residential Building Products	Total	Workplace Furnishings	Residential Building Products	Total
Net sales as reported (GAAP)	$516.0	$151.1	$667.1	$480.2	$143.5	$623.7
% change from PY	7.4%	5.3%	7.0%

Less: HNI India divestiture	—	—	—	4.5	—	4.5

Organic net sales (non-GAAP)	$516.0	$151.1	$667.1	$475.7	$143.5	$619.2
% change from PY	8.5%	5.3%	7.7%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended
	June 28, 2025
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$286.2	$68.2	$13.8	$48.2	$1.02
% of net sales	42.9%	10.2%		7.2%
Tax %			22.2%

Restructuring charges	0.1	2.1	0.5	1.6	0.03
Loss on divestiture of HNI India	—	0.4	0.1	0.4	0.01
Pension settlement	—	2.7	0.6	2.1	0.04

Results (non-GAAP)	$286.3	$73.4	$14.9	$52.3	$1.11
% of net sales	42.9%	11.0%		7.8%
Tax %			22.2%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended
	June 29, 2024
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$261.3	$53.4	$10.0	$36.0	$0.75
% of net sales	41.9%	8.6%		5.8%
Tax %			21.7%

Restructuring charges	0.6	2.5	0.5	2.0	0.04

Results (non-GAAP)	$261.9	$55.9	$10.5	$38.0	$0.79
% of net sales	42.0%	9.0%		6.1%
Tax %			21.7%

Workplace Furnishings Reconciliation
(Dollars in millions)
	Three Months Ended
	June 28, 2025	June 29, 2024	Percent Change
	Total Workplace Furnishings	Total Workplace Furnishings
Operating income as reported (GAAP)	$65.8	$54.3	21.1%
% of net sales	12.8%	11.3%

Restructuring charges	2.1	2.6
Loss on divestiture of HNI India	(0.1)	—

Operating income (non-GAAP)	$67.7	$56.9	19.0%
% of net sales	13.1%	11.9%

For Information Contact:
Vincent P. Berger, Executive Vice President and Chief Financial Officer (563) 272-7400
Matthew S. McCall, Vice President, Investor Relations and Corporate Development (563) 275-8898